Pricing Supplement Dated:  January 29, 1998                   Rule 424(b)(2)
(To Prospectus dated January 9, 1997 and                      File No. 333-18921
Prospectus Supplement dated January 14, 1997)

                                 TRIBUNE COMPANY
                    Medium-Term Notes, Series E--Fixed Rate
--------------------------------------------------------------------------------

Principal Amount:  25,000,000                           Interest Rate:  6.35%
Agent's Discount or Commission:  156,250                Stated Maturity Date:
Net Proceeds to Issuer:  24,863,250                       February 1, 2008
                                                        Original Issue Date:
                                                          February 3, 1998

--------------------------------------------------------------------------------

Interest Payment Dates:  May 15 & November 15

Redemption:
/X/    The Notes cannot be redeemed prior to the Stated Maturity Date.
/ /    The Notes may be redeemed prior to the Stated Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage:
       Annual Redemption Percentage Reduction:  % until Redemption Percentage is 100% of the principal amount.

Optional Repayment:
/X/ The Notes cannot be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
/ / The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Dates:
       Repayment Price:  100%

Currency:  US Dollars
       Specified Currency:  US Dollars
         (If other than U.S. dollars, see attached)
       Minimum Denominations:
         (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:          / /   Yes      /X/  No
       Total Amount of OID:
       Yield to Maturity:
       Initial Accrual Period:

Form:  /X/  Book-Entry            / /  Certificated

Agent: / /  Merrill Lynch & Co.
       / /  JP Morgan Securities Inc.
       / /  Salomon Brothers Inc
       /X/  Citicorp Securities, Inc.

Agent acting in the capacity as indicated below:
       /X/  Agent                 / /  Principal

If as principal:
       / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       / / The Notes are being offered at a fixed initial public offering price of ___% of principal amount.

If as Agent:
       The Notes are being offered at a fixed initial public offering price of 100.078% of Principal Amount.


Other Provisions: